Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Faisal Qadir 608-278-6207

Spectrum Brands Holdings Reports Fiscal 2022 Fourth Quarter
•Net Sales Decreased 1.1% with Significant Unfavorable Foreign Currency Impact, Largely in Line with Company's Previous Expectations
•Fourth Quarter Net Loss from Continuing Operations was $24.8 Million with a Reduction in Adjusted EBITDA from Continuing Operations to $74.7 million
•The Company Expects to Deliver Low Single-Digit Net Sales Growth and Low Double-Digits Adjusted EBITDA Growth for Fiscal 2023 from Continuing Operations, with Adjusted EBITDA Growth in All Business Units
•Additional Pricing Actions Expected to Offset Projected Inflationary Increases and Unfavorable Currency Impact
•The Company Expects to Return to Free Cash Flow Generation in Fiscal 2023 with over $200 Million of Inventory Reduction
•The Company Expects to Collect $4.3 Billion Upon Completion of the Sale of HHI, Anticipated to Close no Later Than the End of June 2023
Middleton, WI, November 18, 2022 - Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum Brands” or the “Company”), a leading global branded consumer products and home essentials company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the fourth quarter ended September 30, 2022.
“Our latest financial results for the fourth quarter complete a challenging year for our business where we faced high input cost inflation, supply chain disruptions, and cost headwinds related to currency changes. We were further challenged by retailers' focus on reducing high inventory levels, which led to reduced replenishment orders. Reported net sales declined 1.1% or 7.3% organically, excluding the impact of fx and acquisition. The results were also impacted by a stronger U.S. dollar that led to unfavorable translation impact both versus last year and compared to our expectations. The cost reduction actions we initiated during the previous quarter are continuing and are partly offsetting the impact of the sales decline. We are also implementing further price increases around the globe to help offset the additional pressure from the strengthening U.S. dollar,” said David Maura, Chairman and Chief Executive Officer of Spectrum Brands.
Continuing, Mr. Maura commented, “The team and I are excited for fiscal 2023 as this year we will transform our capital structure, and grow profitability in all our business units. In light of the macro-economic trends I highlighted, we have shifted our focus towards maximizing free cash flow and deleveraging the balance sheet. We are seeing tangible benefits from this shift as we reduced inventory by over $100 million during the fourth quarter, including HHI. Although we expect the difficult macro-economic environment to continue in fiscal 2023, we have taken all the right actions to set ourselves up for success. We are targeting low-single digit net sales growth and low double-digit EBITDA growth for fiscal 2023. I am excited that the Company has already turned a corner on improving our working capital performance as we plan to further reduce our inventory by another $200 million plus during this fiscal year, including HHI. We will maintain our focus on reducing working capital, strengthening our balance sheet, generating cash and reducing our leverage as we prepare for a period of low demand growth and higher interest rates. With respect to our strategic transformation, we expect to win the DOJ lawsuit, close the HHI transaction and collect $4.3 billion of cash by no later than June 2023."

Fiscal 2022 Fourth Quarter Highlights

	Three Month Periods Ended
(in millions, except per share and %)	September 30, 2022	September 30, 2021	Variance
Net sales	$749.5	$757.8	$(8.3)	(1.1)%
Gross profit	239.5	258.2	(18.7)	(7.2)%
Operating income (loss)	16.4	(4.0)	20.4	n/m
Net (loss) income from continuing operations	(24.8)	6.1	(30.9)	n/m
Diluted earnings per share from continuing operations	$(0.61)	$0.14	$(0.75)	n/m
Non-GAAP Operating Metrics
Adjusted EBITDA from continuing operations	$74.7	$79.1	$(4.4)	(5.6)%
Adjusted EPS from continuing operations	$0.48	$0.38	$0.10	26.3%
n/m = not meaningful
•Net sales decreased 1.1%. Excluding the impact of $41.1 million of unfavorable foreign exchange rates and acquisition sales of $88.1 million, organic net sales decreased 7.3%. Net sales were significantly impacted by lower replenishment orders due to higher retail inventory, softer demand, negative foreign currency impact in international markets, and unfavorable weather conditions.
•The gross profit and margin decrease of 210 basis points were attributable to sales volume decline, increased costs due to unfavorable foreign currency impact and continued higher short-term supply chain related costs, while price is offsetting commodity and freight inflation.
•Operating income increased due to the impact of cost reduction initiatives, lower project spend on integration and lower variable incentive and stock compensation compared to the prior year.
•Net income and diluted earnings per share decreased due to higher interest cost, foreign currency losses and higher income tax expense.
•Adjusted EBITDA decreased $4.4 million, primarily driven by reduced sales volumes and unfavorable currency impact.
•Adjusted diluted EPS increased 26.3% due to increased operating income and a lower number of outstanding shares.

Fiscal 2022 Fourth Quarter Segment Level Data
Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	September 30, 2022	September 30, 2021	Variance
Net Sales	$344.9	$309.3	$35.6		11.5%
Operating Income	15.3	0.6	14.7		n/m
Operating Income Margin	4.4%	0.2%	420	bps
Adjusted EBITDA	$28.0	$14.5	$13.5		93.1%
Adjusted EBITDA Margin	8.1%	4.7%	340	bps
n/m = not meaningful
The increase in net sales was driven by Tristar business acquisition sales of $88.1 million. Net of acquisition and significant unfavorable foreign exchange impacts of $24.8 million, organic net sales declined by $27.7 million, or 9.0%. The reduction was predominantly driven by the slowdown in replenishment orders due to higher retailer inventory and continued softer category POS for kitchen appliances and personal care. Sales in the garment care category grew due to strong category performance and market share gains.
Operating income, adjusted EBITDA and margins increased with improved pricing that now largely offsets current inflationary costs, better product mix partially from the acquisition of the Tristar business, and cost reduction initiatives to lower overall operating spend that were initiated earlier in the year, with significant unfavorable foreign currency impact mitigating margin realization.
Global Pet Care (GPC)

	Three Month Periods Ended
(in millions, except %)	September 30, 2022	September 30, 2021	Variance
Net Sales	$287.8	$303.6	$(15.8)		(5.2)%
Operating Income	26.2	28.1	(1.9)		(6.8)%
Operating Income Margin	9.1%	9.3%	(20)	bps
Adjusted EBITDA	$48.4	$53.6	$(5.2)		(9.7)%
Adjusted EBITDA Margin	16.8%	17.7%	(90)	bps
Lower net sales were attributable to negative foreign currency trends in EMEA, high inventory levels at retail and pet specialty channels and slower aquatic equipment POS which was offset by price increases to address higher costs. Excluding unfavorable foreign exchange impacts of $16.3 million, organic net sales increased 0.2%. The business gained share in the core category of chews and treats despite slowing category demand as fill rates continued to improve. While the aquatics equipment category declined, consumable aquatic products grew year over year.
The decrease in operating income, adjusted EBITDA and margins was driven by lower sales volume and significant unfavorable foreign currency impact, predominantly in EMEA. Pricing now largely offsets freight and other input cost inflation in the quarter. The reduction in operating and adjusted EBITDA margins was partially mitigated by operating cost reductions including the benefit of fixed cost reduction initiatives during the third quarter.

Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	September 30, 2022	September 30, 2021	Variance
Net Sales	$116.8	$144.9	$(28.1)		(19.4)%
Operating Income	6.4	12.5	(6.1)		(48.8)%
Operating Income Margin	5.5%	8.6%	(310)	bps
Adjusted EBITDA	$13.1	$25.4	$(12.3)		(48.4)%
Adjusted EBITDA Margin	11.2%	17.5%	(630)	bps
The net sales decrease was primarily driven by slow category POS leading to higher retailer inventory and reduced replenishment orders. Excessive heat and drought conditions during the quarter reduced the demand for repellent products. Retailers also experienced lower foot traffic in home centers, which adversely impacted sales across all categories. Pricing adjustments to address inflationary input costs are mitigating the impact of lower volume on net sales.
Lower operating income, adjusted EBITDA and margins were driven by lower volumes and related fixed cost absorption losses partially offset by the impact of cost-saving actions initiated during the previous quarter.
Liquidity and Debt
As of the end of the fiscal year, the Company had a cash balance of $244 million and approximately $3,194 million of debt outstanding, consisting of approximately $1,967 million of senior unsecured notes, $1,134 million of term loans and revolver draws and approximately $93 million of finance leases and other obligations.
Proforma net leverage at the end of the fourth quarter was 5.4 times, consistent with the previous quarter. The Company entered into an amendment to the credit agreement to temporarily increase the maximum consolidated leverage ratio permitted from 6.0 to 1.0 to be no greater than 7.0 to 1.0 until the earliest of (i) September 29, 2023, or (ii) 10 business days after the closing of the HHI divestiture or the receipt of the related termination fee.
Fiscal 2023 Earnings Framework
Spectrum Brands expects low single-digit reported net sales growth in Fiscal 2023, with foreign exchange expected to have a negative impact based upon current rates. Fiscal 2023 adjusted EBITDA is expected to increase by low double-digits.
From a capital structure perspective, the Company is targeting a long-term net leverage ratio of 2.0 - 2.5 times after full deployment of HHI sale proceeds.
Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today
Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, November 18, 2022. The live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com. Participants may register for the call here. Instructions will be provided to ensure the necessary audio applications are downloaded and installed. Users can obtain these at no charge.

Following the call, a replay of the live broadcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.
About Spectrum Brands Holdings, Inc.
Spectrum Brands Holdings is a home-essentials company with a mission to make living better at home. We focus on delivering innovative products and solutions to consumers for use in and around the home through our trusted brands. We are a leading supplier of specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, shaving and grooming products, personal care products, and small household appliances. Helping to meet the needs of consumers worldwide, Spectrum Brands offers a broad portfolio of market-leading, well-known and widely trusted brands including Tetra®, DreamBone®, SmartBones®, Nature’s Miracle®, 8-in-1®, FURminator®, Healthy-Hide®, Good Boy®, Meowee!®, OmegaOne®, Spectracide®, Cutter®, Repel®, Hot Shot®, Rejuvenate®, Black Flag®, Liquid Fence®, Remington®, George Foreman®, Russell Hobbs®, Black+Decker®, PowerXL®, Emeril Lagasse®, and Copper Chef®. For more information, please visit www.spectrumbrands.com. Spectrum Brands – A Home Essentials Company™
Non-GAAP Measurements
Management believes that certain non-GAAP financial measures may be useful in providing additional meaningful comparisons between current results and results in prior periods. Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions. In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin. Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining compliance with the Company’s debt covenants. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements
We have made, implied or incorporated by reference certain forward-looking statements in this document. All statements, other than statements of historical facts included or incorporated by reference in this document, without limitation, statements or expectations regarding our business strategy, future operations, financial condition, estimated revenues, projected costs, earnings power, projected synergies, prospects, plans and objectives of management, information concerning expected actions of third parties are forward-looking statements. When used in this document, the words future, anticipate, pro forma, seeks, intend, plan, envision, estimate, believe, belief, expect, project, forecast, outlook, earnings framework, goal, target, could, would, will, can, should, may and similar expressions are also intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Since these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation:
(1) the COVID-19 pandemic, economic, social and political conditions or civil unrest, terrorist attacks, acts of war, natural disasters, other public health concerns or unrest in international markets impacting our business, customers, employees (including our ability to retain and attract key personnel), manufacturing facilities, suppliers, capital markets, and our financial condition, and results of operations, all of which tend to aggravate the other risks and uncertainties we face; (2) the impact of a number of local, regional and global uncertainties could negatively impact our business; (3) the negative effect of the armed conflict between Russia and Ukraine and its impact on those regions and surrounding regions, including on our operations and on those of our customers, suppliers, and other stakeholders; (4) our increased reliance on third-party partners, suppliers, and distributors to achieve our business objectives; (5) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring and optimization activities, including distribution center changes which are complicated and involve coordination among a number of stakeholders, including our suppliers and transportation and logistics handlers; (6) the impact of our indebtedness on our business, financial condition, and results of operations; (7) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (8) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (9) the effects of general economic conditions, including the impact of, and changes to tariffs and trade policies, inflation, recession or fears of a recession, depression or fears of a depression, labor costs, and stock market volatility or monetary or fiscal policies in the countries where we do business; (10) the impact of fluctuations in transportation and shipment costs, fuel costs, commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (11) interest rate fluctuations; (12) changes in foreign currency exchange rates that may impact our purchasing power, pricing, and margin realization within international jurisdictions; (13) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s), including their changes in retail inventory levels and management thereof; (14) competitive promotional activity or spending by competitors, or price reductions by competitors; (15) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (16) changes in consumer spending preferences and demand for our products, particularly in light of economic stress and the COVID-19 pandemic; (17) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (18) our ability to successfully identify, implement, achieve and sustain productivity improvements, cost efficiencies (including at our manufacturing and distribution operations), and cost savings; (19) the seasonal nature of sales of certain of our products; (20) the impact weather conditions may have on the sales of certain of our products; (21) the effects of climate change and unusual weather activity as well as our ability to respond to future natural disasters and pandemics and to meet our environmental, social and governance goals; (22) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health, and consumer protection regulations); (23) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (24) the impact of existing, pending or threatened litigation, government regulation or other requirements or operating standards applicable to our business; (25) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data, including our failure to comply with new and increasingly complex global data privacy regulations; (26) changes in accounting policies applicable to our business; (27) our discretion to adopt, conduct, suspend or discontinue any share repurchase program (including our discretion to conduct purchases, if any, in a variety of manners including open-market purchases or privately negotiated transactions); (28) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (29) our ability to consummate the announced Hardware and Home Improvement ("HHI") divestiture on the expected terms and within the anticipated time period, or at all, which is dependent on the parties' ability to satisfy certain closing conditions and our ability to realize the benefits of the transaction, including reducing the leverage of the Company, invest in the organic growth of the Company, fund any future acquisitions, return capital to shareholders, and/or maintain its quarterly dividends; (30) our ability to overcome, or timely overcome, the U.S. Department of Justice ("DOJ") complaint to enjoin the proposed acquisition of the Company's HHI business by ASSA ABLOY ("ASSA"), including ASSA's ability to complete the dispositions that it has proposed to resolve all the alleged competitive concerns (i.e., disposition of its Emtek business and its smart residential business in the U.S. and Canada); (31) the risk that regulatory approvals that are required to complete the proposed HHI divestiture may not be realized, may take longer than expected or may impose adverse conditions; (32) our ability to successfully integrate the February 18, 2022, acquisition of the home appliances and cookware products business acquired from Tristar Products, Inc. (the "Tristar Business") into the Company's Home and Personal Care ("HPC") business and realize the benefits of this acquisition; (33) our ability to separate the Company's HPC business and create an independent Global Appliances business on expected terms, and within the anticipated time period, or at all, and to realize the potential benefits of such business; (34) our ability to create a pure play consumer products company composed of our Global Pet Care ("GPC") and Home & Garden ("H&G") business and to realize the expected benefits of such creation, and within the anticipated time period, or at all; (35) our ability to successfully implement further acquisitions or dispositions and the impact of any such transactions on our financial performance; (36) the impact of actions taken by significant stockholders; (37) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; and (38) the impact of economic, social and political conditions or civil unrest in the U.S. and other countries.
Some of the above-mentioned factors are described in further detail in the sections entitled “Risk Factors” in our annual and quarterly reports, as applicable. You should assume the information appearing in this document is accurate only as of the date hereof. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the United States Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

# # #

SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Twelve Month Periods Ended
(in millions, except per share amounts)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net sales	$749.5	$757.8	$3,132.5	$2,998.1
Cost of goods sold	510.0	499.6	2,142.1	1,963.5
Gross profit	239.5	258.2	990.4	1,034.6
Selling	139.7	145.9	597.6	518.5
General and administrative	82.2	108.7	371.4	389.2
Research and development	4.7	7.6	26.7	29.8
Gain from remeasurement of contingent consideration liability	(3.5)	—	(28.5)	—
Total operating expenses	223.1	262.2	967.2	937.5
Operating income (loss)	16.4	(4.0)	23.2	97.1
Interest expense	27.0	20.1	99.4	116.5
Other non-operating expense (income), net	6.7	1.4	14.1	(8.3)
Loss from continuing operations before income taxes	(17.3)	(25.5)	(90.3)	(11.1)
Income tax expense (benefit)	7.5	(31.6)	(13.3)	(26.4)
Net (loss) income from continuing operations	(24.8)	6.1	(77.0)	15.3
Income from discontinued operations, net of tax	39.9	44.2	149.7	174.3
Net income	15.1	50.3	72.7	189.6
Net income from continuing operations attributable to non-controlling interest	0.1	0.1	0.2	0.2
Net income (loss) from discontinued operations attributable to non-controlling interest	0.2	—	0.9	(0.2)
Net income attributable to controlling interest	$14.8	$50.2	$71.6	$189.6
Amounts attributable to controlling interest
Net (loss) income from continuing operations attributable to controlling interest	$(24.9)	$6.0	$(77.2)	$15.1
Net income from discontinued operations attributable to controlling interest	39.7	44.2	148.8	174.5
Net income attributable to controlling interest	$14.8	$50.2	$71.6	$189.6
Earnings Per Share
Basic earnings per share from continuing operations	$(0.61)	$0.14	$(1.89)	$0.35
Basic earnings per share from discontinued operations	0.97	1.04	3.64	4.09
Basic earnings per share	$0.36	$1.18	$1.75	$4.44
Diluted earnings per share from continuing operations	$(0.61)	$0.14	$(1.89)	$0.35
Diluted earnings per share from discontinued operations	0.97	1.02	3.64	4.04
Diluted earnings per share	$0.36	$1.16	$1.75	$4.39
Weighted Average Shares Outstanding
Basic	40.8	42.4	40.9	42.7
Diluted	40.8	43.1	40.9	43.2

SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Twelve Month Periods Ended
(in millions)	September 30, 2022	September 30, 2021
Cash flows from operating activities
Net cash (used) provided by operating activities from continuing operations	$(231.5)	$89.2
Net cash provided by operating activities from discontinued operations	177.7	199.2
Net cash (used) provided by operating activities	(53.8)	288.4
Cash flows from investing activities
Purchases of property, plant and equipment	(64.0)	(43.6)
Proceeds from disposal of property, plant and equipment	0.2	0.1
Business acquisitions, net of cash acquired	(272.1)	(429.9)
Proceeds from sale of equity investment	—	73.1
Other investing activity	—	(0.4)
Net cash used by investing activities from continuing operations	(335.9)	(400.7)
Net cash used by investing activities from discontinued operations	(23.9)	(22.8)
Net cash used by investing activities	(359.8)	(423.5)
Cash flows from financing activities
Payment of debt, including premium on extinguishment	(12.7)	(891.2)
Proceeds from issuance of debt	740.0	899.0
Payment of debt issuance costs	(7.6)	(12.6)
Treasury stock purchases	(134.0)	(125.8)
Dividends paid to shareholders	(68.6)	(71.5)
Share based award tax withholding payments, net of proceeds upon vesting	(24.5)	(8.3)
Payment of contingent consideration	(1.9)	—
Other financing activities, net	—	3.5
Net cash provided (used) by financing activities from continuing operations	490.7	(206.9)
Net cash used by financing activities from discontinued operations	(3.1)	(3.0)
Net cash provided (used) by financing activities	487.6	(209.9)
Effect of exchange rate changes on cash and cash equivalents	(20.1)	1.3
Net change in cash, cash equivalents and restricted cash	53.9	(343.7)
Cash, cash equivalents, and restricted cash, beginning of period	190.0	533.7
Cash, cash equivalents, and restricted cash, end of period	$243.9	$190.0

SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	September 30, 2022	September 30, 2021
Assets
Cash and cash equivalents	$243.7	$187.9
Trade receivables, net	247.4	248.4
Other receivables	95.7	63.7
Inventories	780.6	562.8
Prepaid expenses and other current assets	51.2	40.8
Current assets of business held for sale	1,816.7	1,810.0
Total current assets	3,235.3	2,913.6
Property, plant and equipment, net	263.8	260.2
Operating lease assets	82.5	56.5
Deferred charges and other	38.7	38.8
Goodwill	953.1	867.2
Intangible assets, net	1,202.2	1,204.1
Total assets	$5,775.6	$5,340.4
Liabilities and Shareholders' Equity
Current portion of long-term debt	$12.3	$12.0
Accounts payable	453.1	388.6
Accrued wages and salaries	28.4	67.4
Accrued interest	27.6	29.9
Other current liabilities	203.0	211.9
Current liabilities of business held for sale	$463.7	454.3
Total current liabilities	1,188.1	1,164.1
Long-term debt, net of current portion	3,144.5	2,494.3
Long-term operating lease liabilities	56.0	44.5
Deferred income taxes	60.1	59.5
Other long-term liabilities	57.8	99.0
Total liabilities	4,506.5	3,861.4
Total shareholders' equity	1,263.2	1,471.9
Noncontrolling interest	5.9	7.1
Total equity	1,269.1	1,479.0
Total liabilities and equity	$5,775.6	$5,340.4

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

NET SALES AND ORGANIC NET SALES
The following is a summary of net sales by segment for the three and twelve month periods ended September 30, 2022 and September 30, 2021.

	Three Month Periods Ended				Twelve Month Periods Ended
(in millions, except %)	September 30, 2022	September 30, 2021	Variance		September 30, 2022	September 30, 2021	Variance
HPC	$344.9	$309.3	$35.6	11.5%	$1,370.1	$1,260.1	$110.0	8.7%
GPC	287.8	303.6	(15.8)	(5.2)%	1,175.3	1,129.9	45.4	4.0%
H&G	116.8	144.9	(28.1)	(19.4)%	587.1	608.1	(21.0)	(3.5)%
Net Sales	$749.5	$757.8	(8.3)	(1.1)%	$3,132.5	$2,998.1	134.4	4.5%
We define organic net sales as reported net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three and twelve month periods ended September 30, 2022 compared to reported net sales for the three and twelve month periods ended September 30, 2021.

	September 30, 2022
Three Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2021	Variance
HPC	$344.9	$24.8	$369.7	$(88.1)	$281.6	$309.3	$(27.7)	(9.0)%
GPC	287.8	16.3	304.1	—	304.1	303.6	0.5	0.2%
H&G	116.8	—	116.8	—	116.8	144.9	(28.1)	(19.4)%
Total	$749.5	$41.1	$790.6	$(88.1)	$702.5	$757.8	$(55.3)	(7.3)%

	September 30, 2022
Twelve Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2021	Variance
HPC	$1,370.1	$59.0	$1,429.1	$(189.7)	$1,239.4	$1,260.1	$(20.7)	(1.6)%
GPC	1,175.3	35.9	1,211.2	(8.8)	1,202.4	1,129.9	72.5	6.4%
H&G	587.1	—	587.1	(26.6)	560.5	608.1	(47.6)	(7.8)%
Total	$3,132.5	$94.9	$3,227.4	$(225.1)	$3,002.3	$2,998.1	$4.2	0.1%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes the following:
•Share based compensation costs consist of costs associated with long-term incentive compensation arrangements that generally consist of non-cash, share-based compensation. During the twelve month period ended September 30, 2021, compensation costs included incentive bridge awards previously issued due to changes in the Company’s Long-Term Incentive Plan that allowed for cash based payment upon employee election but do not qualify for shared-based compensation, which were fully vested in November 2020;
•Incremental amounts attributable to strategic transactions and business development initiatives including, but not limited to, the acquisition or divestitures of a business, costs to effect and facilitate a transaction, including such cost to integrate or separate the respective business. These amounts are excluded from our performance metrics as they are reflective of incremental investment by the Company towards business development activities, incremental costs attributable to such transactions and are not considered recurring or reflective of the continuing ongoing operations of the consolidated group or segments;
•Incremental amounts realized towards restructuring and optimization projects including, but not limited to, costs towards the development and implementation of strategies to optimize operations and improve efficiency, reduce costs, increase revenues, increase or maintain our current profit margins, including recognition of one-time exit or disposal costs. These amounts are excluded from our ongoing performance metrics as they are reflective of incremental investment by the Company towards significant initiatives controlled by management, incremental costs directly attributable to such initiatives, indirect impact or disruption to operating performance during implementation, and are not considered recurring or reflective of the continuing ongoing operations of the consolidated group or segments;
•Unallocated shared costs associated with discontinued operations from certain shared and center-led administrative functions the Company's business units excluded from income from discontinued operations as they are not a direct cost of the discontinued business but a result of indirect allocations, including but not limited to, information technology, human resources, finance and accounting, supply chain, and commercial operations. Amounts attributable to unallocated shared costs would be mitigated through subsequent strategic or restructuring initiatives, transition services agreements, elimination of extraneous costs, or re-allocations or absorption of existing continuing operations following the completed sale of the discontinued operations;
•Non-cash purchase accounting adjustments recognized in earnings from continuing operations subsequent to an acquisition, including, but not limited to, the costs attributable to the step-up in inventory value and the incremental value in operating lease assets with below market rent, among others;
•Non-cash gain from the remeasurement of the contingent consideration liability recognized during the three and twelve month periods ended September 30, 2022 associated with the Tristar Business acquisition;
•Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations;
•Gains attributable to the Company's investment in Energizer common stock during the twelve month period ended September 30, 2021 with such remaining shares sold in January 2021;
•Incremental reserves for non-recurring litigation or environmental remediation activity including the proposed settlement on outstanding litigation matters at our H&G division attributable to significant and unusual nonrecurring claims with no previous history or precedent recognized during the three and twelve month periods ended September 30, 2022 and September 30, 2021;
•Early settlement on certain foreign currency cash flow hedges in our EMEA region prior to their stated maturity due to changes in the Company's legal entity organizational structure and forecasted purchasing strategy of HPC finished goods within the region, resulting in the recognition of realized gains during the third quarter ended July 3, 2022, plus the pro forma effect of assumed losses following the early settlement date for the subsequent settlement periods through the original stated maturities;
•Incremental costs recognized by the HPC segment attributable to the realization of product recalls initiated by the Company during the three and twelve month periods ended September 30, 2022; and
•Other adjustments are primarily attributable to (1) costs associated with Salus as they are not considered a component of the continuing commercial products company and (2) other key executive severance related costs, (3) asset write-off for exit of certain GPC brands within China during the three and twelve month period ended September 30, 2022, and (4) write-off of cost based investment previously held by the GPC segment during the three and twelve month period ended September 30, 2022.
Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of reported net sales for the respective periods.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)
The following is a reconciliation of reported net income (loss) from continuing operations to adjusted EBITDA for the three month period ended September 30, 2022, including the calculation of adjusted EBITDA margin.

Three Month Period Ended September 30, 2022 (in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$13.1	$25.9	$6.5	$(70.3)	$(24.8)
Income tax expense	—	—	—	7.5	7.5
Interest expense	—	—	—	27.0	27.0
Depreciation	3.2	3.7	1.8	3.6	12.3
Amortization	2.1	5.5	2.8	—	10.4
EBITDA	18.4	35.1	11.1	(32.2)	32.4
Share based compensation	—	—	—	(1.3)	(1.3)
Tristar Business integration	4.3	—	—	—	4.3
Rejuvenate integration	—	—	(0.2)	—	(0.2)
Armitage integration	—	0.1	—	—	0.1
Omega production integration	—	3.1	—	—	3.1
HHI divestiture	—	—	—	0.2	0.2
HPC separation initiatives	—	—	—	3.7	3.7
Coevorden operations divestiture	—	1.5	—	—	1.5
Fiscal 2022 restructuring initiatives	1.1	0.5	0.1	—	1.7
Global ERP transformation	—	—	—	3.7	3.7
GPC distribution center transition	—	7.5	—	—	7.5
Global productivity improvement program	(0.2)	—	—	0.1	(0.1)
Russia closing initiatives	(2.0)	(0.2)	—	—	(2.2)
HPC brand portfolio transitions	0.9	—	—	—	0.9
Other project costs	(0.1)	(0.1)	—	1.6	1.4
Unallocated shared costs	—	—	—	6.8	6.8
Non-cash purchase accounting adjustments	0.5	—	—	—	0.5
Gain from remeasurement of contingent consideration liability	(3.5)	—	—	—	(3.5)
Legal and environmental	—	—	2.0	—	2.0
Early settlement of foreign currency cash flow hedges	3.1	—	—	—	3.1
HPC product recall	5.5	—	—	—	5.5
Salus and other adjustments	—	0.9	0.1	2.6	3.6
Adjusted EBITDA	$28.0	$48.4	$13.1	$(14.8)	$74.7
Net sales	$344.9	$287.8	$116.8	$—	$749.5
Adjusted EBITDA margin	8.1%	16.8%	11.2%	—	10.0%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)
The following is a reconciliation of reported net (loss) income from continuing operations to adjusted EBITDA for the three month period ended September 30, 2021, including the calculation of adjusted EBITDA margin.

Three Month Period Ended September 30, 2021 (in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net (loss) income from continuing operations	$(0.3)	$27.8	$12.5	$(33.9)	$6.1
Income tax benefit	—	—	—	(31.6)	(31.6)
Interest expense	—	—	—	20.1	20.1
Depreciation	3.3	3.9	1.9	3.6	12.7
Amortization	8.3	5.7	2.9	—	16.9
EBITDA	11.3	37.4	17.3	(41.8)	24.2
Share and incentive based compensation	—	—	—	7.5	7.5
Tristar Business acquisition	—	—	—	0.1	0.1
Rejuvenate integration	—	—	5.0	—	5.0
Armitage integration	—	3.1	—	—	3.1
Omega production integration	—	1.3	—	—	1.3
HHI divestiture	—	—	—	9.6	9.6
Coevorden operations separation	—	3.9	—	—	3.9
Global ERP transformation	—	—	—	2.6	2.6
GPC distribution center transition	—	7.5	—	—	7.5
Global productivity improvement program	2.8	0.6	0.5	1.7	5.6
Other project costs	0.4	(0.2)	—	(0.8)	(0.6)
Unallocated shared costs	—	—	—	6.7	6.7
Non-cash purchase accounting adjustments	—	—	2.6	—	2.6
Adjusted EBITDA	$14.5	$53.6	$25.4	$(14.4)	$79.1
Net sales	$309.3	$303.6	$144.9	$—	$757.8
Adjusted EBITDA margin	4.7%	17.7%	17.5%	—%	10.4%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)
The following is a reconciliation of reported net income (loss) from continuing operations to adjusted EBITDA for the twelve month period ended September 30, 2022, including the calculation of adjusted EBITDA margin.

Twelve Month Period Ended September 30, 2022 (in millions, except for %)	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$25.4	$75.2	$57.2	$(234.8)	$(77.0)
Income tax benefit	—	—	—	(13.3)	(13.3)
Interest expense	—	—	—	99.4	99.4
Depreciation	12.4	14.8	7.2	14.6	49.0
Amortization	16.3	22.6	11.4	—	50.3
EBITDA	54.1	112.6	75.8	(134.1)	108.4
Share and incentive based compensation	—	—	—	10.2	10.2
Tristar Business acquisition and integration	24.3	—	—	—	24.3
Rejuvenate integration	—	—	6.8	—	6.8
Armitage integration	—	1.4	—	—	1.4
Omega production integration	—	4.6	—	—	4.6
HHI divestiture	—	—	—	6.3	6.3
HPC separation initiatives	—	—	—	19.1	19.1
Coevorden operations divestiture	—	8.8	—	—	8.8
Fiscal 2022 restructuring initiatives	4.9	3.6	0.7	0.6	9.8
Global ERP transformation	—	—	—	13.1	13.1
GPC distribution center transition	—	35.8	—	—	35.8
Global productivity improvement program	2.4	0.8	—	1.9	5.1
Russia closing initiatives	1.9	—	—	—	1.9
HPC brand portfolio transitions	1.3	—	—	—	1.3
Other project costs	0.5	0.1	—	11.5	12.1
Unallocated shared costs	—	—	—	27.6	27.6
Non-cash purchase accounting adjustments	8.3	—	—	—	8.3
Gain from remeasurement of contingent consideration liability	(28.5)	—	—	—	(28.5)
Legal and environmental	—	—	1.5	—	1.5
Early settlement of foreign currency cash flow hedges	(5.1)	—	—	—	(5.1)
HPC product recall	5.5	—	—	—	5.5
Salus and other adjustments	—	0.9	1.4	2.5	4.8
Adjusted EBITDA	$69.6	$168.6	$86.2	$(41.3)	$283.1
Net Sales	$1,370.1	$1,175.3	$587.1	$—	$3,132.5
Adjusted EBITDA Margin	5.1%	14.3%	14.7%	$—	9.0%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)
The following is a reconciliation of reported net income (loss) from continuing operations to adjusted EBITDA for the twelve month period ended September 30, 2021, including the calculation of adjusted EBITDA margin.

Twelve Month Period Ended September 30, 2021 (in millions, except for %)	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$46.1	$127.7	$83.7	$(242.2)	$15.3
Income tax benefit	—	—	—	(26.4)	(26.4)
Interest expense	—	—	—	116.5	116.5
Depreciation	13.8	15.4	8.1	14.6	51.9
Amortization	30.2	23.8	11.1	—	65.1
EBITDA	90.1	166.9	102.9	(137.5)	222.4
Share and incentive based compensation	—	—	—	29.4	29.4
Tristar Business acquisition	—	—	—	0.1	0.1
Rejuvenate acquisition and integration	—	—	10.8	—	10.8
Armitage acquisition and integration	—	10.9	—	—	10.9
Omega production integration	—	1.3	—	—	1.3
HHI divestiture	—	—	—	9.6	9.6
HPC separation initiatives	—	—	—	14.2	14.2
Coevorden operations divestiture	—	11.6	—	—	11.6
Global ERP transformation	—	—	—	4.3	4.3
GPC distribution center transition	—	15.2	—	—	15.2
Global productivity improvement program	8.0	2.4	0.4	10.4	21.2
Other project costs	4.5	0.4	—	2.5	7.4
Unallocated shared costs	—	—	—	26.9	26.9
Non-cash purchase accounting adjustments	—	3.4	3.9	—	7.3
Gain on Energizer investment	—	—	—	(6.9)	(6.9)
Legal and environmental	—	—	6.0	—	6.0
Salus and other adjustments	—	—	—	0.1	0.1
Adjusted EBITDA	$102.6	$212.1	$124.0	$(46.9)	$391.8
Net Sales	$1,260.1	$1,129.9	$608.1	$—	$2,998.1
Adjusted EBITDA Margin	8.1%	18.8%	20.4%	—	13.1%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED DILUTED EPS
We define adjusted diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include the following:
•Incremental amounts attributable to strategic transactions and business development initiatives including, but not limited to, the acquisition or divestitures of a business, costs to effect and facilitate a transaction, including such cost to integrate or separate the respective business. These amounts are excluded from our performance metrics as they are reflective of incremental investment by the Company towards business development activities, incremental costs attributable to such transactions and are not considered recurring or reflective of the continuing ongoing operations of the consolidated group or segments;
•Incremental amounts realized towards restructuring and optimization projects including, but not limited to, costs towards the development and implementation of strategies to optimize operations and improve efficiency, reduce costs, increase revenues, increase or maintain our current profit margins, including recognition of one-time exit or disposal costs. These amounts are excluded from our ongoing performance metrics as they are reflective of incremental investment by the Company towards significant initiatives controlled by management, incremental costs directly attributable to such initiatives, indirect impact or disruption to operating performance during implementation, and are not considered recurring or reflective of the continuing ongoing operations of the consolidated group or segments;
•Unallocated shared costs associated with discontinued operations from certain shared and center-led administrative functions the Company's business units excluded from income from discontinued operations as they are not a direct cost of the discontinued business but a result of indirect allocations, including but not limited to, information technology, human resources, finance and accounting, supply chain, and commercial operations. Amounts attributable to unallocated shared costs would be mitigated through subsequent strategic or restructuring initiatives, transition services agreements, elimination of extraneous costs, or re-allocations or absorption of existing continuing operations following the completed sale of the discontinued operations;
•Non-cash purchase accounting adjustments recognized in earnings from continuing operations subsequent to an acquisition, including, but not limited to, the costs attributable to the step-up in inventory value and the incremental value in operating lease assets with below market rent, among others;
•Non-cash gain from the remeasurement of the contingent consideration liability recognized during the three and twelve month periods ended September 30, 2022 associated with the Tristar Business acquisition;
•Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations;
•Gains attributable to the Company's investment in Energizer common stock during the twelve month period ended September 30, 2021 with such remaining shares sold in January 2021;
•Incremental reserves for non-recurring litigation or environmental remediation activity including the proposed settlement on outstanding litigation matters at our H&G division attributable to significant and unusual nonrecurring claims with no previous history or precedent recognized during the three and twelve month periods ended September 30, 2022 and September 30, 2021;
•Early settlement on certain foreign currency cash flow hedges in our EMEA region prior to their stated maturity due to changes in the Company's legal entity organizational structure and forecasted purchasing strategy of HPC finished goods inventory within the region, resulting in the recognition of realized gains during the third quarter ended July 3, 2022, plus the pro forma effect of assumed losses following the early settlement date for the subsequent settlement periods through the original stated maturities;
•Incremental costs recognized by the HPC segment attributable to the realization of product recalls initiated by the Company during the three and twelve month periods ended September 30, 2022;
•Incremental interest costs recognized for the extinguishment of the 6.625% Notes, including the cash payment for premium from early extinguishment and non-cash write-off of debt issuance costs during the twelve month period ended September 30, 2021;
•Other adjustments are primarily attributable to (1) costs associated with Salus as they are not considered a component of the continuing commercial products company and (2) other key executive severance related costs, (3) asset write-off for exit of certain GPC brands within China during the three and twelve month period ended September 30, 2022, and (4) write-off of cost based investment previously held by the GPC segment during the three and twelve month period ended September 30, 2022; and
•Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 25.0% for the three and twelve month periods ended September 30, 2022 and September 30, 2021 based upon enacted corporate tax rate in the United States.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED DILUTED EPS
The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS for the three and twelve month periods ended September 30, 2022 and September 30, 2021.

	Three Month Period Ended		Twelve Month Period Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Diluted EPS from continuing operations, as reported	$(0.61)	$0.14	$(1.89)	$0.35
Adjustments:
Tristar Business acquisition and integration	0.11	—	0.59	—
Rejuvenate acquisition and integration	—	0.12	0.17	0.25
Armitage acquisition and integration	—	0.07	0.04	0.25
Omega production integration	0.08	0.03	0.11	0.03
HHI divestiture	0.01	0.22	0.15	0.22
HPC separation initiatives	0.09	—	0.47	0.33
Coevorden operations divestiture	0.04	0.09	0.21	0.41
Fiscal 2022 restructuring initiatives	0.04	—	0.24	—
Global ERP transformation	0.09	0.06	0.32	0.10
GPC distribution center transition	0.19	0.17	0.88	0.35
Global productivity improvement program	—	0.13	0.13	0.49
Russia closing initiatives	(0.05)	—	0.05	—
HPC brand portfolio transitions	0.02	—	0.03	—
Other project costs	0.03	(0.01)	0.30	0.17
Unallocated shared costs	0.17	0.16	0.67	0.62
Non-cash purchase adjustments	0.01	0.06	0.20	0.17
Gain from remeasurement of contingent consideration liability	(0.09)	—	(0.70)	—
Gain on Energizer investment	—	—	—	(0.16)
Legal and environmental	0.05	—	0.04	0.14
Early settlement on foreign currency cash flow hedges	0.08	—	(0.13)	—
HPC product recall	0.14	—	0.13	—
Debt refinancing costs	—	—	—	0.72
Salus and other	0.08	—	0.12	—
Total pre-tax adjustments	1.09	1.10	4.02	4.09
Income tax adjustment	—	(0.86)	(0.77)	(1.56)
Total adjustments	1.09	0.24	3.25	2.53
Diluted EPS from continuing operations, as adjusted	$0.48	$0.38	$1.36	$2.88